Exhibit 99.1

LifeApps Brands Inc. enters into Letter of Intent with Medical Device Company FemCap Inc.

SAN DIEGO -- (WIRE) — May 26, 2016 LifeApps Brands Inc. (OTC: LFAP) (“LifeApps”), an emerging growth company, and designer of m-health and wellness applications has entered into an agreement with medical device company FemCap Inc.

FemCap Inc. provides innovative FDA approved contraceptive and feminine hygiene medical device products designed for today’s healthy lifestyles of engaged women.

Under the agreement LifeApps has a 90-day exclusive right to purchase FemCap’s operating assets used to market and sell FemCap™ and FemmyCycle® feminine hygiene products. The LOI also includes utilizing the expertise and experience of FemCap founder Dr. Alfred Shihata. Dr. Shihata brings to the team a wealth of experience in research and development of contraceptive and feminine hygiene medical devices as well as being affiliated with Scripps Institutions of Medicine and Science in San Diego, CA and holding 6 U.S. Patents and numerous international patents, including FemCap™ and FemmyCycle®.

FemCap products include the FemCap™ contraceptive device and the FemmyCycle® menstrual cup. These feminine contraceptive and hygiene products are clinically tested and FDA approved. The products have health and wellness benefits over traditionally used contraceptive and feminine hygiene products. Additionally, they are more environmentally friendly (reusable), safe, and easy to use while providing cost savings over traditional products in their markets. In 2015 over 1200 clinicians and clinics were on FemCap’s customer list.

FemCap products have both U.S. and international distribution. FemCap™ requires a prescription in the United States and is currently distributed via Medical Practices and is available without prescription internationally. FemmyCycle® is a consumer product and is currently distributed online via Amazon.com, FemCap’s website and select retailers. We see great growth potential for both products by expanding the awareness of the health benefits of these innovative products through aggressive marketing and expanded distribution options. FemCap has already seen a 41% increase in sales in the last two years with a gross profit margin of 66%.

“LifeApps is incredibly excited to enter into this agreement with Dr. Shihata and FemCap,” states Robert Gayman, CEO of LifeApps. “Dr. Shihata has created a pair of truly innovative contraceptive and feminine hygiene products that women love. LifeApps is eager to expand the marketing efforts behind these incredible products and make them more accessible to women globally. We strongly believe that the growth potential for these products is massive and LifeApps has the experience raising brand awareness to make FemCap™ and FemmyCycle® the first choice in feminine contraceptive and hygiene products for women around the world.”

About LifeApps Brands Inc.

LifeApps is a leading, authorized developer, publisher and licensee for Apple iOS – iPhone, iPod Touch, and iPad – and Android tablets on Google Play and Kindle Fire and Androids via Amazon Mobile Marketplace. LifeApps Brands is actively seeking strategic partnerships and acquisitions for products across a wide range of markets including financial, entertainment and gaming.

For more information about LifeApps, please visit: http://www.lifeappsbrands.com

Forward-Looking Statements

This release contains "forward-looking statements" as that term is used under the federal securities laws. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. These forward-looking statements including statements about the agreement with FemCap Inc. are subject to various risks and uncertainties that could cause LifeApps’ actual results to differ materially from those currently anticipated, including risks and uncertainties relating to the Company's business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission (the “SEC”) including the Company's annual report on Form 10-K filed with the SEC on April 15, 2015. The Company does not undertake to update these forward-looking statements.

Company Contact

David S. Dawson

3790 Via De La Valle
Polo Plaza #116 E

Del Mar, CA 92014

info@lifeappsmedia.com

(858) 577-0500